PRESS RELEASE

                  OFFSHORE LOGISTICS, INC.

               ADOPTS SHAREHOLDER RIGHTS PLAN


LAFAYETTE,  LOUISIANA,  February 9, 1996  --  The  Board  of

Directors  of  Offshore  Logistics, Inc.  today  declared  a dividend distribution of one Preferred Share Purchase  Right

on  each  outstanding  share  of  common  stock.   James  B.

Clement,  Chairman and Chief Executive Officer  of  Offshore

Logistics, Inc., stated:  "The Rights are designed to assure that  all of Offshore Logistics, Inc.'s stockholders receive fair  and  equal  treatment in the  event  of  any  proposed takeover of the Company and to guard against partial  tender offers,  squeeze-outs, open market accumulations  and  other

abusive   tactics  to  gain  control  without   paying   all

stockholders a fair price."

      The   Rights will be exercisable only if a  person  or

group  acquires 20% or more of the common stock of  Offshore

Logistics, Inc. or announces a tender offer the consummation of  which would result in ownership by a person or group  of

20%  or  more of the common stock.  Each Right will  entitle stockholders to buy one one-hundredth of a share  of  a  new

series  of  junior  participating  preferred  stock  at   an

exercise  price  of  $50.00 if Offshore Logistics,  Inc.  is

acquired   in   a  merger  or  other  business   combination

transaction after a person has acquired 20% or more  of  the

Company's  outstanding  common  stock.   Each   Right   will

entitle  its holder to purchase, at the Right's then-current exercise  price, a number of the acquiring company's  common

shares  having  a  market value of  twice  such  price.   In

addition, if a person or group acquires 20% or more  of  the outstanding common stock of Offshore Logistics,  Inc.,  each

Right  will  entitle its holder (other than such  person  or members  of  such group) to purchase, at the  Right's  then-

current  exercise  price,  a  number  of  common  shares  of

Offshore Logistics, Inc. having a market value of twice such price.

      Following  the  acquisition by a person  or  group  of

beneficial ownership of 20% or more of the Company's  common stock  and  prior to an acquisition of 50% or  more  of  the common stock, the Board of Directors may exchange the Rights

(other than Rights owned by such person or group), in  whole or  in  part,  at an exchange ratio of one share  of  common stock (or one one-hundredth of a share of the new series  of junior participating preferred stock) per Right.

      Prior  to  the  acquisition by a person  or  group  of

beneficial ownership of 20% or more of the Company's  common stock,  the Rights are redeemable for one cent per Right  at the option of the Board of Directors.

      The  Board of  Directors is also authorized to  reduce

the 20% thresholds referred to above to not less than 10%.

      The Rights are intended to enable all stockholders  to

realize  the  long-term  value of their  investment  in  the

Company.   They  will  not prevent a  takeover,  but  should

encourage anyone seeking to acquire the Company to negotiate with  the  Board prior to attempting a takeover.The dividend distribution will be made on  February 29, 1996, payable  to stockholders of record on that date.  The Rights will expire

on  February  28,  2006.   The Rights  distribution  is  not

taxable to stockholders.

      Offshore Logistics, Inc. is a supplier of aviation and

production management services to the world wide oil and gas industry.



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